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                                                                       Exhibit 5
                                                                       ---------

Vedder Price          VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                      222 NORTH LASALLE STREET
                      CHICAGO, ILLINOIS 60601-1003
                      312-609-7500
                      FACSIMILE: 312-609-5005

                      A PARTNERSHIP INCLUDING VEDDER, PRICE, KAUFMAN & KAMMHOLZ, P.C.
                      WITH OFFICES IN CHICAGO AND NEW YORK CITY


                                       July 19, 1999

PrivateBancorp, Inc.
Ten North Dearborn Street
Chicago, Illinois 60602

Ladies and Gentlemen:

     Reference is hereby made to the Registration Statement on Form S-4 filed as of the date hereof with the Securities and Exchange Commission by PrivateBancorp, Inc., a Delaware corporation (the "Company"), relating to the registration of 91,668 shares of the Company's common stock, no par value ("PrivateBancorp Common Stock"), to be issued to stockholders of Towne Square Financial Corporation, a Delaware corporation, in exchange for shares of Towne Square Financial Corporation common stock, par value $0.01 per share, pursuant to the proposed merger (the "Merger") of Towne Square Financial Corporation with and into the Company in accordance with the terms and conditions of that certain Agreement and Plan of Reorganization dated as of June 24, 1999 (the "Merger Agreement"). We have acted as counsel for the Company in connection with the Merger.

     It is our opinion that such shares of PrivateBancorp Common Stock, when issued to Towne Square Financial Corporation stockholders in accordance with and pursuant to the Merger Agreement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the use of this opinion in connection with said Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus included therein.

                                           Very truly yours,


                                           /s/ Vedder, Price, Kaufman & Kammholz